Exhibit 5.1

Hogan Lovells US LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

January 4, 2011

Board of Directors

Regal Entertainment Group
7132 Regal Lane
Knoxville, TN  37918

Ladies and Gentlemen:

We are acting as counsel to Regal Entertainment Group, a Delaware corporation (the “Company”), in connection with the proposed public offering of up to $150,000,000 in aggregate principal amount of the Company’s Senior Notes due 2018 (the “Debt Securities”) registered pursuant to the Company’s automatic shelf registration statement on Form S-3 (333-168703) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have also assumed that (i) at the time of offer, issuance and sale of any Debt Securities, no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect, (ii) all Debt Securities will be issued pursuant to the Indenture entered into by the Company and Wells Fargo Bank, National Association (the “Trustee”) dated August 16, 2010, as supplemented by the First Supplemental Indenture to be entered into by the Company and the Trustee, substantially in the form set forth as Exhibit 4.2 to the Current Report on Form 8-K (the “Current Report”) to be filed by the Company on or about January 7, 2011 (the “Indenture”), and (iii) the Debt Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the proper action of the board of directors of the Company and the Underwriting Agreement to be entered into by the Company and Credit Suisse Securities (USA) LLC, as underwriter.

To the extent that the obligations of the Company with respect to the Debt Securities may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by such Indenture; that such Indenture, upon its execution, will have been duly authorized, executed and delivered by the Trustee and will constitute the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance, with respect to performance of its obligations under such Indenture, with all applicable laws and regulations; and that the Trustee will have the requisite organizational and legal power and authority to perform its obligations under such Indenture.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein).  For the purposes of this paragraph, such laws shall include the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, the Debt Securities, upon authentication by the Trustee and due execution, issuance and delivery on behalf of the Company in accordance with the Indenture relating thereto, will constitute valid and binding obligations of the Company.

The opinion expressed in the paragraph above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Debt Securities are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company of the Current Report, which Current Report will be incorporated by reference into the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP